UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Soliciting Material under §240.14a-12

ENSCO PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Below are excerpts of remarks made during the third quarter 2018 earnings call for Ensco plc (“Ensco”) held on October 30, 2018 that discuss the proposed business combination of Ensco and Rowan Companies plc.

Remarks from Earnings Call on October 30, 2018

Nick Georgas

…In connection with our planned merger with Rowan, Ensco and Rowan have filed a preliminary joint proxy statement with the SEC.  Investors are advised to carefully read the preliminary proxy statement because it contains important information about the transaction, the parties, and the associated risks.  Investors may obtain a free copy from the SEC’s website and from each company.  For more information, please read the legends at the end of the press release we issued yesterday.

…

Carl Trowell

Thanks Nick, and good morning everyone.  Before Carey takes us through our recent contract awards, and Jon gives us an overview of our financial results and outlook, I will discuss recent developments, including our planned merger with Rowan and provide some commentary on current market conditions.

Starting with an update of our planned combination with Rowan, we filed our preliminary merger proxy on Monday, October 29th.  As is customary in these types of transactions, we are now waiting on feedback from the SEC and we’ll work with them to resolve any comments as we finalize the proxy.  Additionally, we’ll be making customary filings in certain jurisdictions where we operate, including the US, UK, and Saudi Arabia, to satisfy regulatory requirements.  Following the regulatory and court approvals, and Ensco and Rowan shareholder meetings to approve the transaction, we expect to close during the first half of 2019.

As we discussed on our conference call earlier this month, we are very excited about the merger with Rowan for several reasons.  First, the combined company will be a premier offshore driller with greater geographic and customer diversity, a proven track record of safety and operational excellence, and the ability to continue investing in technology and innovation to differentiate our services and lower costs.

Second, we will have an industry-leading fleet of high-specification assets capable of operating across all water depths, with particular strength in the highest-specification seventh-generation drillships, as well as harsh environment and modern jackups where we are seeing higher levels of customer demand.

Third, the combined company will have an even stronger financial position with greater liquidity and improved access to the capital markets.

And finally, as a result of identified synergies from the transaction, the merger will create significant long-term value for shareholders.  In short, the merger between Ensco and Rowan will better position the combined company to capitalize on opportunities and shareholders of both companies will benefit from a stronger franchise and even greater upside to improving market conditions as the industry recovery continues gaining momentum.

…

Jon Baksht

…Finally, I will provide some further detail on our planned merger with Rowan.  As Carl mentioned earlier, we believe that this combination will create an industry-leading offshore driller and both companies’ shareholders will benefit from the transaction.  As outlined in our merger announcement, we have identified annual run rate expense synergies of $150 million from the deal.  This equates to approximately $1 billion in present value, representing significant value creation when compared with our current combined market capitalization.  More than 75% of these synergies are expected to be captured within one year of closing, which would make the combination accretive to cash flow per share in 2020 assuming the transaction closes in the first half of 2019.

These annual expense savings are expected to be realized primarily from corporate and regional overlaps, supply chain efficiencies, as well as the standardization of systems, policies and procedures across the combined organization.  We estimate that approximately 50% of targeted synergies will be recognized in contract drilling expense with the other half in G&A expense. While this combination is a merger rather than an acquisition, we feel very confident of achieving these synergy targets based on our recent experience from the Atwood acquisition and we’ll provide updates on synergy realization on quarterly earnings calls following closing.

As of June 30th, the combined company would have had liquidity of approximately $3.9 billion, including $1.9 billion of cash and short-term investments as well as Ensco’s undrawn $2 billion revolving credit facility.  This liquidity will provide the combined entity with the financial flexibility to continue investing in the fleet and innovations aimed at improving drilling efficiencies for our customers.  Further, we expect that increased geographic and customer diversification will result in greater access to the capital markets than either company would have had on a standalone basis, which will improve our competitiveness going forward.

In closing, the outlook for offshore drilling continues to improve as sustained higher commodity prices coupled with lower break-even costs make many offshore projects compelling investments for our customers.  The recovery in the jackup segment is already well underway and we’re beginning to see a broad-based improvement in all major shallow water regions.  We’re also beginning to see some of the increased customer activity for floaters translate into contract awards, and we anticipate that utilization for floaters will begin to increase in the latter part of 2019, particularly for the highest-specification assets that are most in demand.

The combined company’s rig fleet will contain many of the industry’s highest-specification assets and coupled with meaningful synergies will provide our shareholders with even greater upside to improving market conditions as the industry recovery continues gaining momentum.  For these reasons, we are excited for the merger and look forward to closing the transaction in the first half of 2019.

Forward-Looking Statements

Statements included in this document regarding the proposed transaction with Rowan Companies plc, benefits, expected synergies and other expense savings and operational and administrative efficiencies, opportunities, timing, expense and effects of the transaction, financial performance, accretion to cash flows, revenue growth, credit ratings or other attributes of Ensco plc following the completion of the transaction and other statements that are not historical facts, are forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”)).  Forward-looking statements include words or phrases such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and words and phrases of similar import.  These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities, rating agencies or other third parties, actions by the respective companies’ security holders, costs and difficulties related to integration of Ensco and Rowan, delays, costs and difficulties related to the transaction, market conditions, and Ensco’s financial results and performance following the completion of the transaction, satisfaction of closing conditions, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in the risk factors section and elsewhere in Ensco’s and Rowan’s Annual Report on Form 10-K for the year ended December 31, 2017 and their respective other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov.  Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  All information in this document is as of today.  Except as required by law, both Ensco and Rowan disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Important Additional Information Regarding the Transaction Will Be Filed with the SEC

In connection with the proposed transaction, Ensco and Rowan will file a definitive joint proxy statement on Schedule 14A with the SEC.  Ensco and Rowan intend that the proposed transaction will be implemented by means of a court-sanctioned scheme of arrangement between Rowan and Rowan’s shareholders under the UK Companies Act 2006, as amended, in which case the issuance of Ensco’s ordinary shares in the proposed transaction would not be expected to require registration under the Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the Securities Act. In the event that Ensco determines to conduct an acquisition of Rowan pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the Securities Act, it will file a registration statement with the SEC containing a prospectus with respect to Ensco’s ordinary shares that would be issued in the proposed transaction.  INVESTORS AND SECURITY HOLDERS OF ENSCO AND ROWAN ARE ADVISED TO CAREFULLY READ THE JOINT PROXY STATEMENT (WHICH WILL INCLUDE AN EXPLANATORY STATEMENT IN RESPECT OF ANY SCHEME OF ARRANGEMENT OF ROWAN, IN ACCORDANCE WITH THE REQUIREMENTS OF THE UK COMPANIES ACT 2006) AND ANY REGISTRATION STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION.  A definitive joint proxy statement and any registration statement/prospectus, as applicable, will be sent to security holders of Ensco and Rowan in connection with the Ensco and Rowan shareholder meetings.  Investors and security holders may obtain a free copy of the joint proxy statement (when available), any registration statement/prospectus, and other relevant documents filed by Ensco and Rowan with the SEC from the SEC’s website at www.sec.gov.  Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement, any registration statement/prospectus, and other relevant documents (when available) by directing a request by mail or telephone to either Investor Relations, Ensco plc, 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-789-1400, or Investor Relations, Rowan Companies plc, 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, telephone 713-621-7800.  Copies of the documents filed by Ensco with the SEC will be available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.”  Copies of the documents filed by Rowan with the SEC will be available free of charge on Rowan’s website at www.rowan.com/investor-relations.

Participants in the Solicitation

Ensco and Rowan and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction.  Information about these persons is set forth in Ensco’s proxy statement relating to its 2018 General Meeting of Shareholders and Rowan’s proxy statement relating to its 2018 General Meeting of Shareholders, as filed with the SEC on March 30, 2018 and April 3, 2018, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC.  Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ security holders generally, by reading the joint proxy statement, any registration statement and other relevant documents regarding the transaction, which will be filed with the SEC.

No Offer or Solicitation

This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Service of Process

Ensco and Rowan are incorporated under the laws of England and Wales.  In addition, some of their respective officers and directors reside outside the United States, and some or all of their respective assets are or may be located in jurisdictions outside the United States.  Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Ensco, Rowan or their respective officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Ensco, Rowan or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws.